EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-85090, 333-108896, 333-110486 333-131315, 333-140174, 333-141640,  333-148747, 333-163196, 333-169389, 333-169491 and 333-171912 on Form F-3, and Nos. 33-80947, 333-06482, 333-11720, 333-83204, 333-107943, 333-117565, 333-138837, 333-147071, 333-153710 and 333-166428 on Form S-8, of our report dated February 13, 2011, relating to the consolidated financial statements of Tower Semiconductor Ltd. (the "Company") and the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ Brightman Almagor Zohar &Co

Brightman Almagor Zohar &Co.
Certified Public Accountants
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
May 17, 2011